UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 6)*

Celsius Holdings, Inc.
(Name of Issuer)

Common Stock
(Title of Class of Securities)

155118V207
(CUSIP Number)

December 31, 2022
(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13G

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
11,370,000
	6	Shared Voting Power
7,584,341
	7	Sole Dispositive Power
18,244,341
	8	Shared Dispositive Power
710,000
9	Aggregate Amount Beneficially Owned by Each Reporting Person
18,954,341(1)
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
24.9%
12	Type of Reporting Person (See Instructions)
IN

(1)

Consists of (a) 4,324,030 shares of common stock held by CD Financial, LLC; (b) 2,550,311 shares of common stock held by CDS Ventures of South Florida, LLC; (c) 870,000 shares of common stock held by the Carl DeSantis Revocable Trust; (d) 3,011,587 shares of common stock held by the Carl DeSantis Retained Annuity Trust; (e) 3,600,000 shares of common stock held by GRAT 1, LLC; (f) 3,888,413 shares of common stock held by the Carl DeSantis Retained Annuity Trust 2; and (g) 710,000 shares of common stock held by the Carl Angus DeSantis Foundation. Carl DeSantis owns a 100% beneficial interest in CD Financial, LLC and CDS Ventures of South Florida, LLC. Mr. DeSantis serves as trustee of the Carl DeSantis Revocable Trust, the Carl DeSantis Retained Annuity Trust, the sole owner of GRAT 1, LLC, and the Carl DeSantis Retained Annuity Trust 2, and as a Director sole voting member of the Carl Angus DeSantis Foundation, Inc..

CUSIP No. 155118V207

1	Names of Reporting Persons
William H. Milmoe
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
USA
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
47,314
	6	Shared Voting Power
6,924,256(2)
	7	Sole Dispositive Power
47,314
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
6,971,570
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
9.1%
12	Type of Reporting Person (See Instructions)
IN

(2)	William H. Milmoe serves as Manager of CD Financial, LLC and CDS Ventures of South Florida, LLC, the entities that hold record title to such shares.

CUSIP No. 155118V207

1	Names of Reporting Persons
CD Financial, LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
4,324,030
	6	Shared Voting Power
0
	7	Sole Dispositive Power
4,324,030
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
4,324,030
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
5.7%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
CDS Ventures of South Florida, LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
2,550,311
	6	Shared Voting Power
0
	7	Sole Dispositive Power
2,550,311
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
2,550,311
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
3.1%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis Revocable Trust
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
870,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
870,000
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
870,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
1.2%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis Retained Annuity Trust
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
3,011,587
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,011,587
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,011,587
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
4.0%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
GRAT 1, LLC
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
3,600,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,600,000
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,600,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
4.7%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl DeSantis Retained Annuity Trust 2
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
3,888,413
	6	Shared Voting Power
0
	7	Sole Dispositive Power
3,888,413
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
3,888,413
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
5.1%
12	Type of Reporting Person (See Instructions)
OO

CUSIP No. 155118V207

1	Names of Reporting Persons
Carl Angus DeSantis Foundation, Inc.
2	Check the appropriate box if a member of a Group (see instructions)
(a) ☐ (b) ☐
3	Sec Use Only

4	Citizenship or Place of Organization
Florida
Number of Shares Beneficially Owned by Each Reporting Person With:	5	Sole Voting Power
710,000
	6	Shared Voting Power
0
	7	Sole Dispositive Power
710,000
	8	Shared Dispositive Power
0
9	Aggregate Amount Beneficially Owned by Each Reporting Person
710,000
10	Check box if the aggregate amount in row (9) excludes certain shares (See Instructions)
☐
11	Percent of class represented by amount in row (9)
Less than one percent
12	Type of Reporting Person (See Instructions)
OO

Item 1.

(a)	Name of Issuer:

Celsius Holdings, Inc.

(b)	Address of Issuer’s Principal Executive Offices:

2424 North Federal Highway, Suite 208

Boca Raton, Florida 33431

Item 2.

(a)	Name of Person Filing:

(1)	Carl DeSantis

(2)	William H. Milmoe

(3)	CD Financial, LLC

(4)	CDS Ventures of South Florida, LLC

(5)	Carl DeSantis Revocable Trust

(6)	Carl DeSantis Retained Annuity Trust

(7)	GRAT 1, LLC

(8)	Carl DeSantis Retained Annuity Trust 2

(9)	Carl Angus DeSantis Foundation, Inc.

(b)	Address of Principal Business Office or, if None, Residence:

The address for Carl DeSantis, William H. Milmoe, CD Financial, LLC, CDS Ventures of South Florida, LLC, the Carl DeSantis Revocable Trust, the Carl DeSantis Retained Annuity Trust. GRAT 1, LLC, the Carl DeSantis Retained Annuity Trust 2 and the Carl Angus DeSantis Foundation is as follows:

109 SE Fifth Avenue

Suite 200

Delray Beach, FL 33483

(c)	Citizenship or Place of Organization:

Carl DeSantis – USA

William H. Milmoe - USA

CD Financial, LLC – Florida

CDS Ventures of South Florida, LLC – Florida

Carl DeSantis Revocable Trust – Florida

Carl DeSantis Retained Annuity Trust – Florida

GRAT 1, LLC – Florida

Carl DeSantis Retained Annuity Trust 2 – Florida

Carl Angus DeSantis Foundation, Inc. - Florida

(d)	Title and Class of Securities:

Common Stock

(e)	CUSIP No.:

155118V207

Item 3.	If this statement is filed pursuant to §§ 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Act;

(b)	☐	Bank as defined in Section 3(a)(6) of the Act;

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Act;

(d)	☐	Investment company registered under Section 8 of the Investment Company Act of 1940;

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

(j)	☐	A non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J);

(k)	☐	Group, in accordance with Rule 240.13d-1(b)(1)(ii)(K). If filing as a non-U.S. institution in accordance with Rule 240.13d-1(b)(1)(ii)(J), please specify the type of institution: ____

Item 4.	Ownership

(1)	Carl DeSantis

(a)	Amount Beneficially Owned: 18,954,341

(b)	Percent of Class: 24.9%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 11,370,000

(ii)	Shared power to vote or to direct the vote: 7,584,341

(iii)	Sole power to dispose or to direct the disposition of: 18,244,341

(iv)	Shared power to dispose or to direct the disposition of: 710,000

(2)	William H. Milmoe

(a)	Amount Beneficially Owned: 6,971,570

(b)	Percent of Class: 9.1%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 47,314

(ii)	Shared power to vote or to direct the vote: 6,924,256

(iii)	Sole power to dispose or to direct the disposition of: 47,314

(iv)	Shared power to dispose or to direct the disposition of: 0

(3)	CD Financial, LLC

(a)	Amount Beneficially Owned: 4,324,030

(b)	Percent of Class: 5.7%*

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 4,324,030

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 4,324,030

(iv)	Shared power to dispose or to direct the disposition of: 0

(4)	CDS Ventures of South Florida, LLC

(a)	Amount Beneficially Owned: 2,550,311

(b)	Percent of Class: 3.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 2,550,311

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 2,550,311

(iv)	Shared power to dispose or to direct the disposition of: 0

(5)	Carl DeSantis Revocable Trust

(a)	Amount Beneficially Owned: 870,000

(b)	Percent of Class: 1.2%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 870,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 870,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(6)	Carl DeSantis Retained Annuity Trust

(a)	Amount Beneficially Owned: 3,011,587

(b)	Percent of Class: 4.0%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,011,587

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,011,587

(iv)	Shared power to dispose or to direct the disposition of: 0

(7)	GRAT 1, LLC

(a)	Amount Beneficially Owned: 3,600,000

(b)	Percent of Class: 4.7%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,600,000

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,600,000

(iv)	Shared power to dispose or to direct the disposition of: 0

(8)	Carl DeSantis Retained Annuity Trust 2

(a)	Amount Beneficially Owned: 3,888,413

(b)	Percent of Class: 5.1%

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 3,888,413

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 3,888,413

(iv)	Shared power to dispose or to direct the disposition of: 0

(9)	Carl Angus DeSantis Foundation, Inc.

(a)	Amount Beneficially Owned: 313,952

(b)	Percent of Class: Less than one percent

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote: 313,952

(ii)	Shared power to vote or to direct the vote: 0

(iii)	Sole power to dispose or to direct the disposition of: 313,952

(iv)	Shared power to dispose or to direct the disposition of: 0

*	All calculations of percentage ownership herein are based upon an aggregate of 76,225,201 shares of common stock outstanding as of November 7, 2022, as reported by the Issuer in its Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 9, 2022.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

Item 6.	Ownership of more than Five Percent on Behalf of Another Person.

N/A

Item 7.	Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company or control person.

The shares of common stock referenced in Item 4, Section 1 above are held of record by CD Financial, LLC, CDS Ventures of South Florida, LLC , the Carl DeSantis Revocable Trust, the Carl DeSantis Retained Annuity Trust, GRAT 1, LLC, the Carl DeSantis Retained Annuity Trust 2 and the Carl Angus DeSantis Foundation, Inc. Carl DeSantis owns a 100% beneficial interest in CD Financial, LLC and CDS Ventures of South Florida, LLC. Mr. DeSantis serves as trustee of the Carl DeSantis Revocable Trust, the Carl DeSantis Retained Annuity Trust, the sole owner of GRAT 1, LLC, and the Carl DeSantis Retained Annuity Trust 2, and as a Director and sole voting member of the Carl Angus DeSantis Foundation, Inc.

Item 8.	Identification and classification of members of the group.

N/A

Item 9.	Notice of Dissolution of Group.

N/A

Item 10.	Certifications.

N/A

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2023

/s/ Carl DeSantis
Carl DeSantis

/s/ William H. Milmoe
William H. Milmoe

CD Financial, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

CDS Ventures of South Florida, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

Carl DeSantis Revocable Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee

Carl DeSantis Retained Annuity Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee

GRAT 1, LLC

/s/ Carl DeSantis
Carl De Santis, Manager

Carl DeSantis Retained Annuity Trust 2

/s/ Carl DeSantis
Carl DeSantis, Trustee

Carl Angus DeSantis Foundation, Inc.

/s/ Carl DeSantis
Carl De Santis, Director and Sole Voting Member

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned agree that the Statement on Schedule 13G to which this exhibit is attached is filed on behalf of each of them. Each of them is individually eligible to use Schedule 13G to which this exhibit is attached. Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Joint Filing Agreement as of February 15, 2023.

/s/ Carl DeSantis
Carl DeSantis

/s/ William H. Milmoe
William H. Milmoe

CD Financial, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

CDS Ventures of South Florida, LLC

/s/ William H. Milmoe
William H. Milmoe, Manager

Carl DeSantis Revocable Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee

Carl DeSantis Retained Annuity Trust

/s/ Carl DeSantis
Carl DeSantis, Trustee

GRAT 1, LLC

/s/ Carl DeSantis
Carl De Santis, Manager

Carl De Santis Retained Annuity Trust 2

/s/ Carl DeSantis
Carl De Santis, Trustee

Carl Angus DeSantis Foundation, Inc.

/s/ Carl DeSantis
Carl DeSantis, Director and Sole Voting Member